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                                                                   EXHIBIT 10.11

                    VERITAS 1996 EXECUTIVE COMPENSATION PLAN

The 1996 Executive Annual Compensation Plan shall consist of four components for sales executives, and three components for all other executives , as follows:

COMPONENT                   AMOUNT       VESTED        PAID
Base Salary                              Weekly        Regular payroll
Qualitative Bonus                        Quarterly     Quarterly
Sales Commission                         On Revenue    Monthly
EPS Bonus                                Quarterly     Annually

BASE SALARY
The Base Salary will be earned on a weekly basis. Additionally, the base salary shall be the basis for calculating life and disability benefits (and any other such benefits which are base salary driven) which shall be provided consistent with the standard company benefits policy.

QUALITATIVE BONUS
Qualitative Bonus shall be earned by performance against measurable qualitative goals, which will be proposed by the executive at the beginning of each quarter for approval by the CEO. In any one quarter, the Qualitative Bonus can be paid as little as 0%, and a maximum of 150%, with the annual total not to exceed 125%.

SALES COMMISSION
Sales Commission shall be paid according to attachment A.

EPS BONUS
The EPS Bonus shall be earned by achieving the earnings per share specified in the approved operating plan. An earnings per share achievement below 70% of plan shall not earn any bonus, and at 70% shall earn 50% of bonus. Achievement of 100% of the earnings per share shall earn 100% of the bonus, with any intermediate achievement between 70% and 100% earning a proportional amount of the bonus. At an earnings per share of 130% of plan 150% of bonus will be earned, with any intermediate achievement between 100% and 130% earning a proportional amount. In the event that the board of directors approves a mid year update, than the annual earnings per share objective shall be the sum of the first two quarters as specified in the original plan, and the second two quarters as specified in the mid-year update.

PAYMENTS/VESTING
The CEO shall be responsible for assessing and awarding payment for the Qualitative Bonus. Qualitative Bonus payments shall be paid no later than the last day of the month following the end of the quarter.

The CEO shall be responsible for assessing and recommending to the compensation committee payment for the EPS Bonus. In the event of termination, voluntary or involuntary, with or without cause, the EPS Bonus shall be vested 25% for each quarter of employment completed prior to the termination, and payable to the extent the specified goals were achieved by the company by the end of the year. Payment for the EPS Bonus shall be made not later than January 31, 1997.

DISCRETION OF THE CEO AND BOARD OF DIRECTORS
Notwithstanding the above, the Company's CEO or board of directors, at its sole discretion, may, for reasonable cause, modify or change this Plan or its implementation at any time.



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for Veritas             Date        Officer name                  Date